Exhibit 10.1
LIMITED WAIVER

THIS LIMITED WAIVER, dated as of October 31, 2022 (this “Waiver”), is among DIEBOLD NIXDORF, INCORPORATED (f/k/a Diebold, Incorporated), an Ohio corporation (the “Company”), JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”), the other Subsidiary Borrowers party hereto and the Lenders party hereto, in connection with that certain Credit Agreement, dated as of November 23, 2015 (as amended by that certain Replacement Facilities Effective Date Amendment, dated as of December 23, 2015, that Second Amendment, dated as of May 6, 2016, that Third Amendment, dated as of August 16, 2016, that Fourth Amendment, dated as of February 14, 2017, that Incremental Amendment, dated as of May 9, 2017, that Fifth Amendment, dated as of April 17, 2018, that Sixth Amendment and Incremental Amendment, dated as of August 30, 2018, that Seventh Amendment, dated as of August 7, 2019, that Eighth Amendment, dated as of February 27, 2020, that Ninth Amendment, dated as of July 20, 2020, that Tenth Amendment, dated as of November 6, 2020, and that Eleventh Amendment, dated as of March 11, 2022, the “Existing Credit Agreement”, and as further amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Existing Credit Agreement.

    ARTICLE I. LIMITED WAIVER.

1.1    For the period (the “Waiver Period”) commencing on the Waiver Effective Date (as defined below) and ending on December 31, 2022, the Required TLA/RC Lenders party hereto hereby agree to waive any (i) Unmatured Default or Default from the failure of the Company to comply with the covenant set forth in Section 6.22 of the Credit Agreement, solely with respect to the fiscal quarter ended September 30, 2022 and (ii) Unmatured Default or Default that may have arisen under Section 7.1 of the Credit Agreement solely as a result of any representation or warranty made by a Loan Party prior to the Waiver Effective Date that no Unmatured Default or Default had occurred being inaccurate due to the existence of any Unmatured Default or Default described in the foregoing clause (i) (the foregoing, the “Waived Defaults”); provided that, notwithstanding anything in the Credit Agreement to the contrary, the Revolving Credit Lenders shall not be required to make any Revolving Credit Loans nor shall any Issuer be required to issue any Facility Letter of Credit during the Waiver Period.

1.2    This Waiver shall not constitute a waiver of any Unmatured Default or Default that has occurred and is continuing, or any rights or remedies of the Administrative Agent or the Lenders under the Loan Documents in connection therewith, except as expressly stated in Section 1.1 above.

    ARTICLE II. REPRESENTATIONS.
Each of the Company and the Subsidiary Borrowers (insofar as such representations and warranties relate to such Subsidiary Borrower) makes the representations and warranties in Article V of the Credit Agreement and confirms that such representations and warranties are true and correct as of the date hereof, in each case, after giving effect to this Waiver, except to the extent any such representation or warranty relates solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date. Additionally, the Company represents and warrants that immediately before and after giving effect to this Waiver on the date hereof, other than the Waived Defaults, no Default or Unmatured Default has occurred and is continuing.
    ARTICLE III. CONDITIONS TO EFFECTIVENESS.
    This Waiver shall become effective on the first date (the “Waiver Effective Date”) on which each of the following conditions have been satisfied:
3.1This Waiver is duly executed and delivered by the Borrowers, the Administrative Agent and the Required TLA/RC Lenders; and

3.2the Administrative Agent shall have received, for the account of the applicable Person, reimbursement or payment of all the Administrative Agent’s reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) incurred in connection with this

Waiver, required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document, and invoiced to the Company at least two Business Days prior to the date hereof.
    ARTICLE IV. MISCELLANEOUS.
4.1    On and after the date hereof, references in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement after giving effect to the waiver expressly described herein and as further amended, restated, modified or supplemented from time to time. This Waiver shall constitute a Loan Document.

    4.2    Except as expressly waived hereby, each of the Borrowers agrees that the Credit Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect in accordance with their terms and that they are not aware of any set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. Except as expressly set forth herein with respect to the Waived Defaults, the execution, delivery and effectiveness of this Waiver shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor shall it constitute a waiver of any provision of any of the Loan Documents. Nothing herein shall be deemed to entitle any Borrower to any future consent to, or waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document whether in similar or different circumstances. This Waiver shall not constitute a novation of any Obligations.

    4.3    Each Borrower acknowledges and agrees that upon the expiration of the Waiver Period, the limited waiver provided in Section 1.1 shall automatically and immediately terminate without any further action by, or notice being due from, the Administrative Agent or any Lender, and the Administrative Agent and the Lenders may proceed (but are not required) to exercise any and all rights and remedies which the Administrative Agent or the Lenders have as a result of the Waived Defaults and/or any other Defaults or Unmatured Defaults, including declaring the Loans and any other Indebtedness under the Loan Documents to be immediately due and payable without further notice.

    4.4    Each Borrower acknowledges that neither the Administrative Agent nor any Lender has made any assurances concerning: (i) any possibility of an extension of the Waiver Period; (ii) the manner in which or whether the Waived Defaults may be resolved; or (iii) any additional forbearance, waiver, restructuring or other accommodations. Each Borrower agrees that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Administrative Agent or Lenders may be entitled to take or bring in order to enforce their rights and remedies against such Borrower are, to the fullest extent permitted by law, tolled and suspended during the Waiver Period.

    4.5    Except as expressly set forth herein, the execution, delivery and effectiveness of this Waiver shall not directly or indirectly (i) except as expressly set forth in Section 1.1 hereof, and only to such extent, constitute a consent or waiver of any past, present or future violations of any provisions of the Credit Agreement or any other Loan Documents nor constitute a novation of any of the Obligations under the Credit Agreement or other Loan Documents or (ii) constitute a course of dealing or other basis for altering any Obligations or any other contract or instrument. Except as expressly set forth herein, each of the Administrative Agent and each Lender reserves all of its rights, powers, and remedies under the Credit Agreement, the other Loan Documents and applicable law. All of the provisions of the Credit Agreement and the other Loan Documents are hereby reiterated.

    4.6    Except as expressly set forth in Section 1.1 hereof, and only to such extent, no Lender Party has waived (regardless of any delay in exercising such rights and remedies), any Default or Unmatured Default that may be continuing on the date hereof or any Default or Unmatured Default that may occur after the date hereof (whether the same or similar to the Waived Defaults or otherwise), and neither the Administrative Agent nor any Lender has agreed to forbear with respect to any of its rights or remedies concerning any Defaults or Unmatured Defaults, that may have occurred or are continuing as of the date hereof, or that may occur after the date hereof.

    4.7    Each Borrower acknowledges and agrees that the Lenders’ agreement to provide the waiver set forth in Section 1.1 hereof does not in any manner whatsoever limit the Administrative Agent’s or any Lender’s right to insist upon strict compliance by the Borrowers and the other Loan Parties with the Credit Agreement, this Waiver or any other Loan Document.

    4.8    By their execution hereof, each of the Company and each Subsidiary Borrower, on behalf of itself and its Affiliates and its successors-in-title and assignees and, to the extent the same is claimed by right of, through or under any Loan Party, for its past, present and future employees, agents, representatives, officers, directors and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Administrative Agent, the Revolving Credit Lenders and each of their respective affiliates and each of their successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, covenants, controversies, damages, judgments, expenses, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any so called “lender liability” claims, claims for subordination (whether equitable or otherwise), interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses and incidental, consequential and punitive damages payable to third parties, or any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore have accrued against any of the Lender Parties under the Credit Agreement, this Waiver or any of the other Loan Documents, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof, in all cases of the foregoing in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement, this Waiver or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”), in each case, other than Claims arising from Lender Parties’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision.

    4.9    This Waiver may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Waiver and/or any other Loan Document shall be deemed to include an executed counterpart of a signature page of this Waiver by telecopy or electronic mail message (an “Electronic Signature”), deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of a Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

4.10    This Waiver shall be construed in accordance with and governed by the law of the State of New York.

    4.11    Any provision in this Waiver that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Waiver are declared to be severable.

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    IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first above written.

DIEBOLD NIXDORF, INCORPORATED

By	/s/ Jeffrey L. Rutherford
	Name:	Jeffrey L. Rutherford
	Title:	Executive Vice President and Chief Financial Officer

DIEBOLD SELF-SERVICE SOLUTIONS S.ar.l

By	/s/ James A. Barna
	Name:	James A. Barna
	Title:	Senior Vice President, Treasury and Tax

Diebold Limited Waiver

[Lender Signature Pages Omitted]
Diebold Limited Waiver